EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, File No. 333-84211, of E-Loan Inc. of our report dated September 10, 1999, on our audit of the financial statements of Electronic Vehicle Remarketing, Inc. (a majority owned indirect subsidiary of Bank of America Corporation) as of December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 which is included in this Current Report on Form 8-K/A.

PricewaterhouseCoopers LLP

Charlotte, North Carolina
November 29, 1999